EXHIBIT 99.1

                           Universal Corporation Logo

 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594
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                                  PRESS RELEASE
               CONTACT                                     RELEASE
         Karen M. L. Whelan                                Immediately
      Phone:    (804) 359-9311
      Fax:      (804) 254-3594
      Email:    investor@universalleaf.com


   Universal Corporation Announces Entering DeLoach Case Settlement Agreement
                     Richmond, VA, May 16, 2003 / PRNEWSWIRE



Universal Corporation (NYSE:UVV) announced today that three of its domestic tobacco subsidiaries, along with several domestic cigarette manufacturers and other tobacco leaf dealers, have entered into a settlement agreement today with the plaintiffs in the DeLoach, et al. v. Philip Morris USA, Inc., et al., Case No. 00-CV-1235, class-action antitrust lawsuit pending in the United States District Court for the Middle District of North Carolina. The signed settlement agreement and Plaintiffs' Motion for Preliminary Approval of Proposed Class Action Settlement describing some of the terms of the agreement were filed with the court today, and the court orally granted its preliminary approval during a hearing in Greensboro this morning.

Under the settlement agreement, the Company's subsidiaries will collectively pay $12 million for distribution to members of the class. The aggregate amount to be paid to the class by the settling defendants, of which there are five in addition to the Company's subsidiaries, is approximately $212 million. In addition, the three settling cigarette manufacturers have committed to purchase certain volumes of domestic flue-cured and burley tobacco for at least ten years and to pay the fees of plaintiffs' counsel when approved by the court. The settlement agreement is contingent on final approval by the court following formal notice of the settlement to the class members.

The Company maintains that none of its three subsidiaries who are party to this lawsuit and none of their employees have violated any antitrust laws. By its terms, the settlement agreement does not constitute an admission that any of the claims or allegations in the lawsuit are true. Universal decided to enter into the settlement in order to avoid further expense, inconvenience, and the burden of this litigation; to prevent the distraction and diversion of its employees; and to put to rest this controversy with U.S. tobacco growers.

Because management believes it is probable that the court will ultimately approve the settlement agreement, the Company will record a loss contingency of $12 million before taxes, or about $7.7 million after taxes, in its fourth fiscal quarter. Even after recording the loss contingency, management continues to expect a good fourth quarter and now expects that its net income for fiscal year 2003 will range between $102 million and $107 million compared to $106.7 million last year.

The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company's


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                                                           Universal Corporation
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products and services; costs incurred in providing these products and services;
timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on important factors that could cause actual results to differ from its expectations, see Item 1, Management's Discussion and Analysis of Financial Condition and Results of Operations in Item 7, and Notes to the Consolidated Financial Statements in Item 8 of the Company's Annual
Report on Form 10-K for the year ended June 30, 2002, as filed with the Securities and Exchange Commission.

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. The Company's gross revenues for the fiscal year that ended on June 30, 2002, were approximately $2.5 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.




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